UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 14, 2011

NEW YORK MORTGAGE TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-32216	47-0934168
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

52 Vanderbilt Avenue, Suite 403
New York, New York  10017
(Address and zip code of
principal executive offices)

Registrant’s telephone number, including area code: (212) 792-0107

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 14, 2011, Daniel K. Osborne provided notice to the Board of Directors (the “Board”) of New York Mortgage Trust, Inc. (the “Company”) of his decision to resign from the Board effective on December 30, 2011.  Mr. Osborne will also resign his positions from each of the Audit, Compensation and Nominating and Corporate Governance Committees effective as of the same date. To the Company’s knowledge, Mr. Osborne’s resignation is not the result of any disagreement with the Company on any matter related to the Company’s operations, policies or practices. The Nominating and Corporate Governance Committee is in the process of identifying a qualified candidate to fill Mr. Osborne’s seat on the Board and each of the committees on which he serves.

Item 8.01.	Other Events.

On December 16, 2011, the Company closed on the issuance of an additional 360,000 shares of common stock pursuant to the exercise of an over-allotment option granted to the underwriters of the Company’s recent public offering of 2,400,000 shares of common stock. After deducting the underwriting discount and estimated offering expenses, the Company received total net proceeds of approximately $17.9 million from the sale of 2,760,000 shares of common stock in the offering.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEW YORK MORTGAGE TRUST, INC. (Registrant)

Date: December 16, 2011	By:	/s/ Steven R. Mumma
Steven R. Mumma Chief Executive Officer